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                                                                    EXHIBIT 10.9

                           UNIVERSAL COMPRESSION, INC.
                 SPECIAL RETENTION BONUS PLAN FOR GCSI EMPLOYEES

                          I. INTRODUCTION AND PURPOSE

         Gas Compression Services, Inc. ("GCSI") has entered into an Agreement and Plan of Merger dated August 4, 2000, providing, among other things, for GCSI to merge into Universal Compression, Inc. ("Universal"), a subsidiary of Universal Compression Holdings, Inc. ("Holdings"). Universal desires to adopt a Special Retention Bonus Plan (the "Plan") for the benefit of those Universal employees who were employees of GCSI prior to the merger.

                                II. DEFINITIONS

         2.01 Board -- means the Board of Directors of Universal or the committee or individual designated by the Board of Directors to administer the terms and conditions of the Plan.

         2.02 Bonus Shares -- means that number of whole shares of Common Stock of Holdings that at the time of the award is made has an aggregate value closest to but not in excess of, $500.00.

         2.03 Cause -- means a finding by the Board based upon reasonable evidence that the Eligible Employee engaged in (a) any criminal act, (b) any misconduct (including, but not limited to, a positive illegal drug test result) which is inconsistent with his or her employment responsibilities or any contractual relationship, if any, with Universal or any affiliate, (c) any nonperformance of his or her duties, (d) any acts of insubordination or (e) any acts of dishonesty.

         2.04 Closing -- means the closing of the merger of GCSI with Universal.

         2.05 Covered Period -- means the 6-consecutive-month period beginning the first day following the Closing.

         2.06 Eligible Employee -- means an employee of Universal as of the Closing who immediately prior to the Closing was an employee of GCSI other than
(a) officers designated by Universal on Appendix A to this Plan, who shall not be eligible for benefits hereunder, and (b) a contract, temporary or leased employee of GCSI.

         2.07 Full-term Retention Bonus -- means the Retention Bonus payable to an Eligible Employee in accordance with Section 3.01.

         2.08 GCSI -- means Gas Compression Services, Inc., a Michigan corporation.

         2.09 Holdings - means Universal Compression Holdings, Inc., a Delaware corporation.

         2.10 Plan -- means this Universal Compression, Inc. Special Retention Bonus Plan for GCSI Employees, as amended from time to time.


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         2.11 Partial-term Retention Bonus -- means the Retention Bonus payable to an Eligible Employee in accordance with Section 3.02.

         2.12 Retention Bonus -- means a Full-term Retention Bonus or a Partial-term Retention Bonus.

         2.13 Universal -- means Universal Compression, Inc., a Texas corporation.

         2.14 Years of GCSI Service -- means the number of full consecutive years of employment of an Eligible Employee with GCSI immediately prior to the Closing (measured based on 365 days of employment being equal to one year of employment calculated from the most recent date of hire as reflected in the personnel records).

                              III. RETENTION BONUS

         3.01 Full-term Retention Bonus. Each Eligible Employee who remains an employee of Universal until the end of the Covered Period will be entitled to the Bonus Shares.

         3.02 Partial-term Retention Bonus. Each Eligible Employee whose employment with Universal is terminated before the end of the Covered Period other than as described in Section 3.03 below will be entitled to a Partial-term Retention Bonus equal to such employee's Years of GCSI Service multiplied by an amount equal to two weeks of his or her base salary or regular hourly wages, whichever is applicable, at his or her compensation rate in effect at the time of termination, subject to a minimum amount equal to four weeks and a maximum amount equal to 26 weeks.

         3.03 Forfeiture of Right to Retention Bonus. An Eligible Employee will not be entitled to a Retention Bonus under this Plan if during the Covered Period his or her employment with Universal is (a) terminated by Universal for Cause or (b) voluntarily terminated by the employee.

                             IV. GENERAL PROVISIONS

         4.01 Duration of Plan. The Plan shall be effective as of the Closing and shall terminate on the latest to occur of the date all Retention Bonus payments required in connection with the Plan have been paid in accordance with
Section 3 or the Covered Period has ended.

         4.02 Source of Distributions. All distributions under this Plan shall be made by Universal from its general assets, and the status of each Eligible Employee's claim to a Retention Bonus payable shall be the same as the status of a claim against Universal by any of its general and unsecured creditors. No person whomsoever shall look to, or have any claim whatsoever against, any officer, director, employee or agent of Universal or its affiliates in his or her individual capacity for any payment whatsoever under the Plan.

         4.03 Share Certificates. All certificates for Bonus Shares delivered under the Plan shall be subject to such stop transfer orders and other restrictions as the Board may deem advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Bonus Shares are then listed and



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any applicable Federal or state laws, and the Board may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

         4.04 No Assignment. No Eligible Employee or beneficiary shall have the right to alienate, assign, pledge, commute or otherwise encumber a bonus payable under this Plan for any purpose whatsoever, and any attempt to do so shall be disregarded completely as null and void.

         4.05 Binding Effect. The provisions of this Plan shall be binding on each Eligible Employee (and on each person who claims a benefit under him or her) and on Universal (and on any successor to Universal).

         4.06 Administration. This Plan will be administered by the Board in its absolute discretion. The Board shall have the power to interpret the Plan and take such equitable and other action as the Board acting in its absolute discretion deems proper or appropriate under the circumstances (including the power to delegate Board functions to others) to administer the Plan.

         4.07 Construction. This Plan shall be construed in accordance with the laws of the State of Texas. Headings and sub-headings have been added only for convenience of reference and shall have no substantive effect. All references to sections shall be to sections of this Plan. References to the masculine gender shall include the feminine and the singular the plural whenever appropriate.

         4.08 No Employment Contract. An Eligible Employee's participation in this Plan shall not constitute an employment contract, and Universal shall have the right at any time to terminate his or her employment or to take such other action in connection with his or her employment as Universal deems appropriate without regard to this Plan.

         4.09 Amendment and Termination. The Board shall have the right at its discretion to amend this Plan from time to time and to terminate this Plan at any time. However, no amendment or termination shall result in any material adverse effect on the Retention Bonus that would have been paid to an Eligible Employee if his or her employment with Universal had terminated, other than due to Cause or voluntary termination, immediately before the effective date of the amendment or termination.


IN WITNESS WHEREOF, Universal has executed this Plan this 11th day of August, 2000.



                                                 UNIVERSAL COMPRESSION, INC.



                                                 By:    /s/ ERNIE L. DANNER
                                                     ---------------------------
                                                 Title: Executive Vice President



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